                                                                    EXHIBIT 99.8

                             HDS SERVICES AGREEMENT

     This Agreement, dated as of July 10, 1994, is among Eli Lilly and Company, an Indiana corporation ("Lilly"), PCS Health Systems, Inc., a Delaware corporation ("PCS"), and Healthcare Delivery Systems, Inc., a Delaware corporation ("HDS").

                                    Recitals

A. Lilly is acquiring certain operations of PCS pursuant to an Agreement and Plan of Merger dated July 10, 1994 ("Merger Agreement").

B. Lilly, PCS and HDS desire to enter into an agreement pursuant to which PCS will continue to provide certain services to HDS following closing of the transaction contemplated by the Merger Agreement, and HDS will provide certain services to Lilly or PCS.


NOW, THEREFORE, the parties agree as follows:


          Section 1.  Definitions.
                      -----------

          1.1. "HDS Services" shall mean the following services offered primarily to manufacturers:

          (a) Drug sampling, coupon-for-drug, and other promotional programs that employ both (i) electronic connectivity with retail pharmacies, mail order providers or home infusion providers (collectively "Providers"); and (ii) drug delivery by Providers.

          (b) Financial assistance programs for patients, such as indigent patient programs and assignment of benefits programs.

          (c) Reimbursement support and patient advocacy programs.

          (d) Phase IV (post marketing studies) programs employing Providers for product delivery to study participants.

          (e) Clinical trial support services, e.g., centralized data
                                               - -
collection.

          (f) Manufacturer-sponsored programs for managed delivery of biological products, pharmaceutical products and medical devices requiring specialized distribution ("Managed Delivery Programs").

          (g) Product hot-line programs and hot-line physician and patient information programs.

          (h) Monitoring of patient compliance in connection with Managed Delivery Programs.

          (i) Manufacturer-sponsored, drug-specific outcomes and pharmacoeconomic research, case management and development of disease management protocols.

          1.2. "Specified Rates" shall mean PCS's best price for providing comparable services (in terms of size and complexity) to any of PCS's customers in effect from time to time. In the absence of such price, Specified Rates shall mean the rates negotiated between PCS and HDS for the service, taking into account PCS's historical profit margin and pricing methodologies for nonstandard services. In no event shall PCS be obligated to provide a price that will entitle MetLife or any other PCS customer to a price reduction. Pricing arrangements and programs offered by PCS to its customers that involve the sale of pharmaceutical products (e.g. mail order pharmacy) or are based upon the cost of pharmaceutical products in whole or in part (e.g., disease state management programs, capitation agreements, risk sharing and similar pricing arrangements) shall not be subject to the best price requirement but shall be negotiated individually.

          1.3. "PCS Data Processing Capabilities" shall mean programming, data processing and related auxiliary support for data processing existing at PCS during the term of this Services Agreement.

          1.4. "PCS Data Transmission Capabilities" shall mean switching, data transmission and telecommunications capabilities of PCS, including without limitation the RECAP(R) system, or its successors or derivatives, existing at PCS during the term of this Services Agreement.

          1.5. "PCS Capabilities" shall mean the PCS Data Processing Capabilities, the PCS Data Transmission Capabilities, access to PCS Provider Networks and other support services made available to PCS customers existing at PCS during the term of this Services Agreement.

          1.6. "PCS Provider Networks" shall mean the networks of pharmacies, mail service providers, home infusion providers, and provider networks associated with the Integrated Medical Systems, Inc., LabOne, Inc. and Health Care Information Network transactions that have contracted with PCS for the provision of PCS services and other provider networks that PCS may form during the term of this Services Agreement.

          1.7. "Change of Control" shall mean any of the following enumerated activities by an entity one of whose primary lines of business consists of the sales of pharmaceutical products ("Pharmaceutical Company") or any part of whose business consists of providing pharmacy benefit management services ("PBM") or the parent corporation or a holding company or subsidiary of either a Pharmaceutical Company or a PBM or by any person who has been employed as a senior executive (other than senior executives of SP Ventures, Inc. to be renamed as "McKesson Corporation"; hereinafter referred to as "McKesson") and its subsidiaries) by a PBM or any entity controlled by such person (hereinafter referred to as a "Covered Entity"):

          (i) The acquisition by any Covered Entity or any group of persons acting in concert, one of whose members is a Covered Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of thirty percent (30%) or more of either (i) the then outstanding shares of common stock of McKesson or HDS (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of McKesson or HDS entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for
                                                 --------  -------
purposes of this subsection (i), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McKesson or HDS or any corporation controlled by McKesson or HDS shall not constitute a Change of Control; provided
                                                                        --------
further, however, that for purposes of this subsection (i), any redemption or
- -------  -------
repurchase by McKesson or HDS shall not constitute a Change of Control; or

          (ii) Individuals who, as of the date hereof, constitute the Board of Directors of McKesson or HDS (the "Incumbent Board") cease to constitute at least a majority of the Board of Directors of McKesson or HDS, as applicable as a result of an actual or threatened election contest with election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Entity (including a settlement of any such actual or threatened contest) or as a result of any agreement with a Covered Entity; or

          (iii) Any Covered Entity consolidates with, or merges with or into, McKesson or HDS, or McKesson or HDS merges into any Covered Entity; provided,
                                                                    --------
however, that such actions shall not constitute a Change of Control if McKesson
- -------
or HDS is the surviving or continuing corporation; and (a) the shareholders of McKesson or HDS immediately before the transaction own, on a pro forma basis, in the aggregate a majority of the outstanding voting shares of the resulting entity immediately after the transaction or (b) no other event which would constitute a Change of Control has occurred; or

          (iv) Any sale, transfer, exchange or other disposition of all, or substantially all, of the assets of McKesson or HDS to a Covered Entity in one or more transactions; or

          (v) Any acquisition by McKesson or HDS which required McKesson or HDS to issue or transfer any securities to a Covered Entity, if the securities to be issued or transferred have or will have upon issuance or transfer, voting power equal to, or in excess of, thirty percent (30%) of the voting power outstanding before the issuance or transfer of such securities; or

          (vi) The sale, transfer, exchange or other disposition by McKesson or HDS of substantially all of its United States operations to a Covered Entity; or

          (vii) Any agreement or understanding by McKesson or HDS to do any of the foregoing.

          In addition to the foregoing, the adoption by McKesson or HDS of a plan of complete liquidation or dissolution shall also constitute a Change of Control.

          Section 2.  Buyer Access to HDS Services.
                      ----------------------------

          2.1.  Terms for Services.  To the extent permitted by law and HDS'
                ------------------
contractual obligations, at Lilly's or PCS's request, HDS shall provide any or all of the HDS Services to Lilly or PCS as requested by Lilly or PCS on prices and other terms that are as favorable as the best terms offered by HDS for comparable services to any other HDS customer. HDS shall not add restrictions to its agreements with third parties, except to the extent requested by such third party, for the purpose of limiting the services it is obligated to provide under this Section.

          2.2.  Study.  Lilly shall participate in the HDS electronic sampling
                -----
services study with Coopers & Lybrand and agrees to provide its proportionate share of the funding for such study and associated costs, but not to exceed $150,000.

          2.3.  Strategic Relationship.  Consistent with the parties' intention
                ----------------------
to form a strong strategic relationship, and recognizing Lilly's bias toward using HDS as the preferred provider of the HDS Services, Lilly shall diligently investigate the HDS Services and consider in good faith using HDS as the provider of such services, when it is appropriate to do so in light of the business needs and requirements of Lilly, and the relative costs of such services.

          Section 3.  HDS Access to PCS Capabilities.
                      ------------------------------

          3.1.  PCS Capabilities Available to HDS.  HDS shall have access to the
                ---------------------------------
PCS Capabilities.  PCS shall provide the PCS

Capabilities on a service parity comparable to that provided to PCS's internal business units. HDS shall pay the Specified Rates for the PCS Capabilities provided.

          3.1.1  Existing Agreements.  PCS will use its best efforts (excluding
                 -------------------
payment of money) to assign to HDS all existing agreements entered into by PCS relating to providing the HDS Services, including the "Existing Agreements" set forth in Exhibit A. HDS represents that none of these agreements relate to the "Retained Businesses" as this term is used in the Merger Agreement.

          3.1.2  Data Processing and Transmission Capabilities.  PCS will make
                 ---------------------------------------------
available to HDS such PCS Data Processing Capabilities as HDS may reasonably require in providing the HDS Services at the Specified Rates. To the extent permitted by law and PCS's contractual obligations, PCS will provide HDS with access to the PCS Data Transmission Capabilities for transmitting HDS messages, edits or data.

          3.1.3  Access to Provider Networks for HDS Services.  To the extent
                 --------------------------------------------
permitted by law and PCS's contractual obligations, PCS will permit HDS to distribute drug products distributed as part of the HDS Services through the PCS Provider Networks so long as HDS meets the requirements, if any, for utilization of those networks. To the extent permitted by law and applicable agreements, at the Specified Rates PCS shall also provide HDS with access to, and the right to use, PCS lists of participants in PCS Provider Networks and, at HDS's request, with copies of forms of standard agreements with such participants.

          3.1.4  Clinical Services.  To the extent permitted by law and PCS's
                 -----------------
contractual obligations, PCS will provide HDS with access to clinical expertise of PCS at the Specified Rates. Requests for such access shall be reasonable in frequency and shall not be so extensive as to interrupt the business of PCS.

          3.1.5  Contract Restrictions.  PCS agrees that it will not add
                 ---------------------
restrictions to its agreements with third parties, except as requested by such third party, for the purpose of limiting the services it is obligated to provide to HDS under this Section 3.

          3.1.6  HDS Services Unit.  PCS shall create and maintain a services
                 -----------------
unit whose primary responsibility is to service HDS as a customer. This unit may be the same services unit as provided in the McKesson Services Agreement of even date herewith between Buyer and McKesson, provided that such unit is adequately staffed to satisfy the requirements of both McKesson and HDS.

          Section 4.  Limitations on PCS's and Buyer's Use of the PCS
                      -----------------------------------------------
Capabilities.
- ------------

          4.1. Except for the permitted uses set forth in Section 4.2, Lilly and PCS, for a period of three (3) years from the date of this Services Agreement, shall not use, and shall not permit any person or entity other than HDS to use, the PCS Capabilities to provide any of the HDS Services.

          4.2. Notwithstanding anything in Section 4.1 to the contrary, Lilly and PCS may use the PCS Capabilities:

          4.2.1 to provide the HDS Services on behalf of PCS'S third party payor customers (e.g., HMO's, insurance companies, self-insured employers) where the HDS Services provided are incidental to other services provided by PCS and are not provided primarily to enable such customers to duplicate the nature and extent of HDS's business by using the PCS Capabilities;

          4.2.2  to provide the HDS Services set forth in Section 1.1(i);

          4.2.3 to provide the HDS Services set forth in Sections 1.1(b),(c),(d),(e),(g) and (h), only to the extent that the provision of such HDS Services is incidental to providing services related to (i) disease state management programs, capitation agreements, risk sharing and similar arrangements; (ii) intervention programs to control pharmaceutical product utilization; and/or (iii) programs related to therapeutic outcomes as a result of pharmaceutical use and control interventions;

          4.2.4 to provide the HDS Services on behalf of Lilly's own products and services, or to any entity controlling, controlled by, or under common control with, Lilly in connection with the products and services of such entity.

          4.2.5  to provide the HDS Services to the following entities:

               (i)    any equity investor in PCS;

               (ii) any research and/or development collaborator with Lilly; provided, however, that Lilly and PCS can provide the
                      --------  -------
                      relevant HDS Services hereunder only with respect to the products which are the subject of the collaboration and only if meaningful research or development efforts independent of HDS Services are being undertaken;

               (iii) any person or entity to or from which Lilly has granted or received a license to research, develop, manufacture, market or promote any of Lilly's products or products of such person or entity; provided, however, that Lilly
                                                --------  -------
                      and PCS can provide the relevant HDS Services hereunder only with respect to such products and only if such licensor or licensee, as applicable, is providing meaningful services other than the HDS Services in connection with the research, development, manufacture, marketing, promoting, co-marketing or co-promoting of such products.

          Section 5.  Term.  The term of this Services Agreement shall be five
                      ----
(5) years. This Services Agreement will automatically renew for successive twelve (12) month terms unless either party gives the other party written notice of termination not less than ninety (90) days prior to the end of the term or any renewal term. If either party is in material default under this Services Agreement and fails to correct the default within thirty (30) days after receipt of written notice of default from the non-defaulting party, the non-defaulting party may terminate this Services Agreement by giving written notice to the defaulting party. Lilly shall have the right to terminate this Services Agreement upon thirty (30) days' written notice to HDS upon any Change of Control of HDS or McKesson.

          Section 6.  Increased Costs.  In the event the provision of any of the
                      ---------------
PCS Capabilities or other services under this Services Agreement results in an increase in costs to PCS for additional personnel, computer and peripherals capacity, software licenses, equipment or similar items or an increase in processing or operating expenses, HDS shall reimburse PCS for the entire amount of such expenses if incurred entirely for the benefit of HDS under this Services Agreement or, if such expenses only partially benefit HDS, HDS shall pay its share of such expenses in proportion to the extent of use; provided, however,
                                                           --------  -------
HDS shall not be responsible for such reimbursement to the extent such increased costs are reflected in Specified Rates payable by HDS.

          Section 7.  Discontinued Services.  Nothing in this Services Agreement
                      ---------------------
shall require PCS to continue any service or PCS Capability to be provided under this Services Agreement if such service or PCS Capability is no longer required for the business of PCS. If PCS plans to discontinue any service or PCS Capability, it will notify HDS of the proposed action in writing as soon as feasible in advance of discontinuing the service or PCS Capability but in no event later than other PCS customers are notified. HDS shall have the right to obtain the service to be discontinued from a third party or agree to reimburse PCS fully for all expenses that will be incurred by PCS to continue the service for the sole benefit of HDS. If HDS agrees to such reimbursement, PCS will continue the service solely for the benefit of HDS.

          Section 8.  Confidentiality of Data.  PCS shall own all physical
                      -----------------------
property, technology and software utilized by PCS in its performance under this Agreement. HDS (or HDS's clients, as determined solely by contractual arrangement between HDS and such clients) shall own all data generated or accumulated by PCS in connection with its obligations under this Agreement ("Data"). Ownership rights shall include, but are not limited to, all rights associated with publication, trade secrets, copyrights, trademarks, patents and confidentiality. The parties acknowledge that nothing in this Section 8 shall prohibit PCS from providing access of a patient, payor, provider or prescriber to data on transactions involving such patient, payor, provider or prescriber.

          Section 9.  Right of First Offer.  If HDS or McKesson decides to sell
                      --------------------
all or part of HDS's business, HDS will so notify Lilly in writing and provide Lilly with a term sheet setting forth the terms and conditions on which McKesson or HDS is willing to sell all or part of its business ("Terms"). Lilly will have thirty (30) days to accept or negotiate acceptable Terms in writing. If Lilly does not accept the Terms within such period, HDS shall have one hundred and eighty days to complete such sale to a third party on the same Terms. If the sale cannot be completed on the Terms in such period, any subsequent proposed sale shall be subject to the provisions of this Section 9.

          If the sale of all or part of the business of HDS constitutes a Change of Control, PCS shall have the right to terminate this Agreement as provided in
Section 5.

          Section 10.  Limitations.
                       -----------

          PCS shall not be required to perform any services to the extent such services would result in the breach of any software license or other applicable contract in existence on the date hereof. If PCS believes it is unable to provide any services pursuant to the foregoing, PCS shall promptly notify HDS. If requested by HDS, PCS shall use reasonable efforts to obtain the rights necessary to provide such services, including obtaining any appropriate consents from third parties. HDS shall be responsible for all additional costs and expenses incurred by PCS in order to allow PCS to provide such services.

          11.  Payment for Services.
               --------------------

          Each party shall submit, on a monthly basis, an invoice for services performed under this Agreement in the preceding month. Each invoice shall be payable net thirty (30) days after the date of the invoice; however, in the event any party in good faith questions any invoiced item, payment of that item shall be made only after the satisfactory resolution of those questions. An interest charge of 1% per month will accrue on all overdue amounts.

          Section 12.  Confidentiality.
                       ---------------

          12.1. In the course of performance of this Agreement, any party ("Receiving Party") may acquire information that another party ("Disclosing Party") deems confidential, including trade secrets and unpublished technical information and data to which the Disclosing Party (or companies affiliated with the Disclosing Party) has proprietary rights. A party may also receive information of a third party which the Disclosing Party is under an obligation to maintain in confidence. The Disclosing Party shall clearly mark all confidential information. All such information, when clearly marked as confidential, is referred to hereinafter as "Disclosed Information".

          12.2. The Receiving Party shall retain Disclosed Information in strict confidence and shall not communicate it to others without the Disclosing Party's prior written agreement. Notwithstanding the foregoing, Buyer and PCS shall be allowed to disclose Disclosed Information to third parties as necessary to perform the services, provided such third parties have undertaken confidentiality obligations substantially similar to those set forth in this
Section 12.

          12.3. Nothing in this Agreement shall prevent the communication to other's of any disclosed Information which the Receiving Party can show was known to it or its representatives prior to its receipt hereunder, was lawfully received by the Receiving Party and its representatives other than directly or indirectly from the Disclosing Party, became public knowledge through no fault of the Receiving Party, is required by law to be disclosed.

          12.4. Each party shall provide the other, at the other party's request, written confirmation of its compliance with the confidentiality obligations of this Agreement.

          12.5. The provisions of this Section 12 shall survive termination of this Agreement for a period of 3 years.

          Section 13.  Miscellaneous.
                       -------------

          13.1.  Notices.  All notices required or permitted to
                 -------
be given under this Agreement shall be in writing and shall be sent by facsimile transmission or mailed by registered or certified mail addressed to the party to whom such notice is required or permitted to be given. All notices shall be deemed to have been given when transmitted if given by facsimile and confirmation of receipt is received or, if mailed, five days after mailed as evidenced by the postmark at the point of mailing.

All notices to Lilly shall be addressed as follows:

     Eli Lilly and Company
     Lilly Corporate Center
     Indianapolis, IN  46285
          Attention:  General Counsel
          Facsimile:  317-276-3861

All notices to PCS shall be addressed as follows:

     PCS Health Systems Inc.
     9501 East Shea Boulevard
     Scottsdale, AZ  85260
          Attention:  President
          Facsimile:  602-451-0964

All notices to HDS shall be addressed as follows:

     Healthcare Delivery Systems, Inc.
     One Post Street
     San Francisco, CA  94104
          Attention:  David Mahoney
          Facsimile:  415-983-8826


Any party may, by written notice to the other, designate a new address to which notices to the party giving the notice shall thereafter be mailed.

          13.2.  Force Majeure.  No party shall be liable for any delay or
                 -------------
failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse uses its best efforts to overcome the same.

          13.3.  Limitation of Liability.  No party shall be liable to the other
                 -----------------------
party for indirect, consequential, incidental or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement regardless of any notice of such damages.

          13.4.  Entirety of Agreement.  This Agreement sets fort the entire
                 ---------------------
agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any representations other than as expressly stated in this Agreement, or by a written amendment to this Agreement, signed by authorized representatives of both parties.

          13.5.  Non-Waiver.  The failure of any party in any one or more
                 ----------
instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

          13.6.  Disclaimer of Agency.  This Agreement shall not constitute any
                 --------------------
party the legal representative or agent of another, nor shall any party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another party except as expressly set forth in this Agreement.

          13.7.  Severability.  In the event any term of this Agreement is or
                 ------------
becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this Agreement, and all the remaining terms of the Agreement shall remain in full force and effect.

          13.8.  Governing Law.  The validity, performance and construction of
                 -------------
this Agreement shall be governed by the laws of the State-of Arizona.

          13.9.  Assignment.  No party shall delegate duties of performance or
                 ----------
assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other party, and any attempted delegation or assignment without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon the successors and assigns of each of the parties.

          13.10.  Headings.  The headings contained in this Agreement have been
                  --------
added for convenience only and shall not be construed as limiting.

          13.11.  Counterparts.  This Agreement may be executed in one or more
                  ------------
counterparts, each of which shall be an original and all of which shall constitute together the same document.

          13.12.  Effective Date.  This Agreement shall become effective only
                  --------------
upon the occurrence of the Offer Purchase Date (as defined in the Reorganization and Distribution Agreement dated July 10, 1994, among SP Ventures, Inc. and others), and shall terminate and be null and void and of no force and effect upon any termination of the Merger Agreement.

This Agreement is executed by the parties as of the date indicated above.

                         ELI LILLY AND COMPANY

                         By: /s/ Randall L. Tobias
                            ----------------------

                         Title:
                               -------------------

                         PCS HEALTH SYSTEMS, INC.

                         By: /s/ Garret Scholz
                            ----------------------

                         Title:
                               -------------------

                         HEALTHCARE DELIVERY SYSTEMS,
                           INC.

                         By: /s/ Arthur Chong
                            ----------------------

                         Title:
                               -------------------

                                                                       Exhibit A
                                                                       ---------


I.   Pharmacy Agreements
     -------------------

     1. Professional Services Network Pharmacy Agreements between PCS and various pharmacies, executed on various dates

II.  Distribution System Agreements
     ------------------------------

     1.   Distribution System Agreement between PCS and Berlex
          Laboratories, Inc. dated August 2, 1993

     2. Merchant Services Agreement between PCS and Hurley State Bank dated October 1, 1993

     3. Network Services Agreement between PCS and SPS Payment Systems, Inc. dated October 1, 1993

     4.   Teaming Agreement between PCS and Pharmaceutical Marketing Services,
          Inc.*

     5. Distribution System Agreement between PCS and Genentech, Inc. dated March 14, 1994

III. Patient Assistance Program Agreements
     -------------------------------------

     1.   Agreement between PCS and American Cyanamid*

     2.   Agreement between PCS and Bristol Myers Squibb*

     3.   Agreement between PCS and Burroughs Wellcome dated April 1, 1994

     4.   Agreement between PCS and Park-Davis*

     5.   Agreement between PCS and Sandoz dated 1992

     6.   Agreement between PCS and Searle*

     7.   Agreement between PCS and Upjohn*

IV.  Clinical Trial Support
     ----------------------

     1. Clinical Trial Program Agreement for Lamictal between PCS and Burroughs Wellcome*

- ----------------------
*  indicates agreements that have not yet been signed

     2. Clinical Trial Program Agreement for Neurontin between PCS and Parke Davis*

     3.   Clinical Trial Program Agreement for Cognex between PCS and Parke
          Davis*

     4.   Clinical Trial Program Agreement for Imdur between PCS and Schering*

V.   Coupon Programs
     ---------------

     1.   Coupon Promotion Agreement for Accupril between PCS and Park Davis*

VI.  Sampling Programs
     -----------------

     1.   Sampling Program Agreement for Accupril between PCS and Parke Davis*

     2.   Sampling Program Agreement between HDS and Upjohn*

     3.   Sampling Program Agreement between HDS and Rhone-Poulanc*

     4.   Consulting Agreement between HDS and Coopers & Lybrand*

VII. Patient Programs
     ----------------

     1.   Mepron Agreement between PCS and Burroughs Wellcome*

     2.   Zovirax Agreement between PCS and Burroughs Wellcome*

- -----------------------
*  indicates agreements that have not yet been signed